Exhibit 99.1

Feb. 9, 2005	CONTACTS:	Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635
	24-Hour:	704/382-8333

TEPPCO PARTNERS L.P. REPORTS RECORD FOURTH QUARTER AND
2004 ANNUAL RESULTS

HOUSTON – TEPPCO Partners L.P. (NYSE:TPP) today reported net income for 2004 of $142.4 million, or $1.61 per unit, compared with net income of $125.8 million, or $1.52 per unit for the year ended Dec. 31, 2003. Fourth quarter 2004 net income was $38.3 million, or $0.43 per unit, compared with fourth quarter 2003 net income of $27.4 million, or $0.31 per unit.

The weighted-average number of Limited Partner units outstanding was 63 million for both fourth quarter 2004 and 2003. The weighted-average number of Limited Partner units outstanding was 63 million and 59.8 million for the years ended Dec. 31, 2004 and 2003, respectively.

EBITDA (earnings before interest, taxes, depreciation and amortization) was $91.5 million for fourth quarter 2004, compared with $80.1 million in fourth quarter 2003. EBITDA was $349.4 million for the year ended Dec. 31, 2004, compared with $330.6 million in the prior year period. (A reconciliation of EBITDA to net income is provided in the Financial Highlights table).

“We were very pleased to end the year with solid fourth quarter performance across each of our businesses,” said Barry R. Pearl, president and chief executive officer of the general partner of TEPPCO. “Our upstream segment continued to lead the way, as we realized the benefits from the completion of the integration of the Genesis assets into

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our South Texas system and enjoyed substantially increased volumes on Seaway Crude Pipeline. The Jonah Gas Gathering System continued its record performance, reaching throughput exceeding 1 billion cubic feet per day (Bcf/day) for the quarter. Jonah’s record performance served to offset the impact of slower completion of infill volumes on the Val Verde system. Our downstream segment results were consistent with the prior year quarter, despite the impact of warmer winter weather in the Northeast and a legal settlement.

“We were also pleased with our full year results, as EBITDA and net income per unit increased by approximately 6 percent each, compared to the prior year,” added Pearl. “This is a noteworthy achievement as we overcame higher costs associated with our pipeline integrity management program and the slower development of the Val Verde infill drilling activity, higher power costs and costs associated with Sarbanes-Oxley compliance. Our overall 2004 results demonstrate the strength and breadth of TEPPCO’s asset portfolio.

“For 2005, we expect EBITDA to be in the range of $365 million to $395 million, and earnings per unit in the range of $1.80 to $2.15 per unit (see EBITDA reconciliation in the Financial Highlights table). This forecast is based on the expectation of continued strong performance of our upstream segment, continued growth in demand for Gulf Coast sourced refined products in the Midwest markets, a normal pattern of liquefied petroleum gas (LPG) deliveries to our Midwest and Northeast markets, continuation of the strong drilling activity at Jonah and Pinedale and an improved rate of completion of infill wells connected to our Val Verde system. We currently anticipate that total capital expenditures for 2005 (excluding any acquisitions) will be approximately $230 million, which will include $168 million for revenue generating and facility improvement projects, $44 million for maintenance capital, which includes $20 million of pipeline integrity

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management expenditures, and $18 million for system upgrades. This forecast includes $105 million for the Phase IV Expansion of the Jonah system,” said Pearl.

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

The upstream segment includes crude oil transportation, storage, gathering and marketing activities, and distribution of lubrication oils and specialty chemicals.

Operating income for the upstream segment was $9 million for fourth quarter 2004, compared with $7.3 million for fourth quarter 2003. The increase resulted primarily from higher marketing and transportation volumes on the Basin Pipeline and in South Texas, and increased transportation rates and increased volume of lubrication chemicals sold due to acquisitions made by our LSI subsidiary, partially offset by lower terminaling volumes at Cushing, Okla., and Midland, Texas.

For the year ended Dec. 31, 2004, operating income for the upstream segment was $32.3 million, compared with $28.4 million for the corresponding 2003 period. Upstream results were positively influenced by increased crude oil transportation margins, primarily attributable to the Genesis assets acquired in late 2003, increased throughput on the Basin system, favorable settlement of past crude oil imbalances and increased volume of lubrication chemicals sold due to acquisitions made by our LSI subsidiary. These increases were partially offset by increased operating costs and depreciation, primarily due to the addition of the Genesis assets, increased power costs and gains recognized on the sale of the Rancho system assets in second quarter 2003.

Equity earnings from the investment in Seaway Crude Pipeline were $4.4 million for fourth quarter 2004, compared with $0.6 million for fourth quarter 2003. The increase

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resulted from higher long-haul transportation volumes and lower operating expenses. Long-haul volumes on Seaway averaged 262,000 barrels per day in fourth quarter 2004, compared with 174,000 barrels per day for the 2003 quarter. For the year ended Dec. 31, 2004, equity earnings from Seaway were $29.4 million, compared with $21 million for the corresponding 2003 period. The increase was primarily due to increased long-haul volumes, gains on inventory sales and decreased pipeline maintenance expense, partially offset by increased power costs. Long-haul volumes on Seaway averaged 258,000 barrels per day for the year ended Dec. 31, 2004, compared with 194,000 barrels per day for the year ended 2003.

Midstream Segment

The midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs).

Operating income for the midstream segment was $26.6 million for fourth quarter 2004, compared with $20.4 million for fourth quarter 2003. The increase was primarily due to increased gathering volumes on the Jonah system, attributable to the Phase III expansion completed in fourth quarter 2003 and 100 million cubic feet per day of capacity added in late 2004, gas processing fees and condensate sales from Jonah’s Pioneer Plant, which was completed in early 2004, gains on the sale of excess NGL inventory on the Chaparral system and lower amortization expense as a result of increased production estimates on Jonah, which extended the useful lives of the intangible assets. These increases were partially offset by lower gathering volumes and revenues on the Val Verde Gathering System.

For the year ended Dec. 31, 2004, operating income for the midstream segment was $83.6 million, compared with $80.3 million for the 2003 period. The increase was

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primarily due to the factors noted above, as well as from higher volumes on the Panola system, partially offset by increased pipeline integrity expenses, increased administrative labor expense and increased power expense on the Chaparral system.

Downstream Segment

The downstream segment includes the transportation and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

Downstream operating income was $18.2 million for fourth quarter 2004, compared with $20.1 million for fourth quarter 2003. The fourth quarter results include a $2 million settlement related to litigation associated with the Seymour, Ind., terminal. Operating revenues increased $0.3 million over the 2003 fourth quarter as a result of sales of excess gasoline inventory, offset by lower throughput of refined products and lower propane deliveries to the Northeast markets, primarily due to warmer winter weather and unfavorable price differentials. Operating expenses, excluding the litigation settlement, were less than the prior year quarter, due to lower pipeline integrity expenditures, partially offset by increased power costs. Depreciation expense increased $1.7 million as a result of new assets being constructed and older assets being taken out of service.

For the year ended Dec. 31, 2004, operating income for the downstream segment was $71.2 million, compared with $83.7 million for the 2003 period. The decrease in operating income was largely due to increased pipeline integrity costs, lower propane transportation volumes as a result of warmer winter weather and unfavorable price differentials, a $4.4 million non-cash impairment charge recorded in third quarter 2004 related to our Beaumont, Texas, marine terminal, the $2 million lawsuit settlement noted above, increased depreciation expense related to assets placed in service, increased power costs and higher costs related to Sarbanes-Oxley compliance. These variances

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were partially offset by increased refined products transportation revenues attributable to higher market-based tariff rates in 2004 and the recognition of $4.1 million of deferred revenue related to the expiration of two transportation agreements in third quarter 2004. The equity loss from unconsolidated investments was $1.3 million in fourth quarter 2004, compared with an equity loss of $1.4 million for fourth quarter 2003. For the year ended Dec. 31, 2004, the equity loss from unconsolidated investments was $3.4 million, compared with an equity loss from unconsolidated investments of $4.1 million for the corresponding 2003 period.

Equity earnings from Mont Belvieu Storage Partners, L.P. totaled $1.9 million and $2 million during fourth quarter 2004 and 2003, respectively, and $7.9 million and $7.4 million during the year ended Dec. 31, 2004 and 2003, respectively. The increased equity earnings for the year ended 2004 resulted primarily from increased storage revenues due to the acquisition of storage assets in April 2004.

Equity losses from Centennial Pipeline totaled $3.3 million and $3.4 million during fourth quarter 2004 and 2003, respectively, and $11.2 and $11.4 million during the year ended Dec. 31, 2004 and 2003, respectively. The decreased equity losses are primarily due to increased transportation revenues and volumes and lower operating expenses in the 2004 period, offset by income from TEPPCO-leased volumes on Centennial. Included in equity loss for the year ended 2004, is $1.2 million of equity income relating to the settlement of certain transmix valuation matters recognized in previous periods.

INTEREST EXPENSE

Fourth quarter 2004 interest expense – net was $18.9 million, including capitalized interest of $0.4 million, compared with fourth quarter 2003 interest expense – net of

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$19.9 million, including capitalized interest of $1.9 million. For the year ended Dec. 31, 2004, interest expense – net was $72 million, including capitalized interest of $4.2 million. Interest expense – net was $84.3 million for the year ended Dec. 31, 2003, including capitalized interest of $5.3 million. The decrease in interest expense in the fourth quarter and year ended 2004 was primarily due to a lower percentage of fixed rate debt, which carried a higher rate of interest than the current floating interest rates, partially offset by higher outstanding balances on our revolving credit facility.

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to EBITDA, which may be viewed as a non-GAAP (Generally Accepted Accounting Principles) measure under the rules of the Securities and Exchange Commission (SEC). We define EBITDA as net income plus interest expense – net, depreciation and amortization, and a pro rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA as a supplemental disclosure because we believe EBITDA is used by our investors as a supplemental financial measure in the evaluation of our business. A reconciliation of EBITDA to net income is provided in the Financial Highlights table.

We believe EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or as a measure of liquidity, including as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do.

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Information in the accompanying Operating Data table includes margin of the upstream segment, which may be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil. We believe margin is a more meaningful measure of financial performance than operating revenues and operating expenses due to the significant fluctuations in revenues and expenses caused by variations in the level of marketing activity and prices for products marketed. A reconciliation of margin to operating revenues and operating expenses is provided in the Operating Data table accompanying this earnings release.

TEPPCO will host a conference call related to earnings performance at 8 a.m. CT on Thursday, Feb. 10, 2005. Interested parties may listen live over the Internet or via telephone by dialing 800/473-7794, confirmation code 35339049. Please call in five to 10 minutes prior to the scheduled start time.

An audio replay of the conference call will also be available for seven days by dialing 800/252-6030, confirmation code 35339049. A replay and transcript will also be available by accessing the company’s Web site at www.teppco.com.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC, and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin

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Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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TEPPCO Partners, L. P.

FINANCIAL HIGHLIGHTS

(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Operating Revenues:
Sales of petroleum products	$1,659.3	$917.0	$5,434.1	$3,766.7
Transportation - Refined Products	34.9	36.3	148.2	138.9
Transportation - LPGs	28.5	29.1	87.1	91.8
Transportation - Crude oil	9.0	8.3	37.2	29.1
Transportation - NGLs	10.2	10.5	41.2	39.8
Gathering - Natural Gas	35.7	34.5	140.1	135.1
Other	18.0	13.2	70.3	54.4

Total Operating Revenues	1,795.6	1,048.9	5,958.2	4,255.8

Costs and Expenses:
Purchases of petroleum products	1,642.7	903.4	5,373.0	3,711.2
Operating expenses - general and administrative	59.7	62.3	240.9	216.9
Operating fuel and power	11.0	8.0	45.4	38.5
Depreciation and amortization	28.4	27.4	112.9	100.7
Gains on sales of assets	—	—	(1.1)	(3.9)

Total Costs and Expenses	1,741.8	1,001.1	5,771.1	4,063.4

Operating Income	53.8	47.8	187.1	192.4

Interest expense - net	(18.9)	(19.9)	(72.0)	(84.3)
Equity earnings (losses) (1)	3.1	(0.8)	26.0	16.9
Other income - net	0.3	0.3	1.3	0.8

Net Income	$38.3	$27.4	$142.4	$125.8

Net Income Allocation:
Limited Partner Unitholders	$27.2	$19.8	$101.3	$89.2
General Partner	11.1	7.6	41.1	34.8
Class B Unitholder (2)	—	—	—	1.8

Total Net Income Allocated	$38.3	$27.4	$142.4	$125.8

Basic Net Income
Per Limited Partner and Class B Unit	$0.43	$0.31	$1.61	$1.52

Weighted Average Number of Limited Partner and Class B Units	63.0	63.0	63.0	59.8

(1) EBITDA
Net Income	$38.3	$27.4	$142.4	$125.8
Interest expense - net	18.9	19.9	72.0	84.3
Depreciation and amortization (D&A)	28.4	27.4	112.9	100.7
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	5.9	5.4	22.1	19.8
Total EBITDA	$91.5	$80.1	$349.4	$330.6

(2)   Class B Units were repurchased and retired on April 8, 2003.

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

Three Months Ended December 31, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$73.7	$54.1	$1,668.6	$(0.8)	$1,795.6
Purchases of petroleum products	—	1.6	1,641.9	(0.8)	1,642.7
Operating expenses	43.4	13.3	14.0	—	70.7
Depreciation and amortization (D&A)	12.0	12.6	3.8	—	28.4
Gains on sales of assets	0.1	—	(0.1)	—	—

Operating Income	18.2	26.6	9.0	—	53.8

Equity (loss) earnings	(1.3)	—	4.4	—	3.1
Other - net	0.1	—	0.2	—	0.3

Income before interest	$17.0	$26.6	$13.6	$—	$57.2

Depreciation and amortization	12.0	12.6	3.8	—	28.4
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	4.3	—	1.6	—	5.9

Total EBITDA	$33.3	$39.2	$19.0	$—	$91.5

Depreciation and amortization					(28.4)
Interest expense - net					(18.9)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.9)

Net Income					$38.3

Three Months Ended December 31, 2003	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$73.4	$47.7	$928.1	$(0.3)	$1,048.9
Purchases of petroleum products	—	—	903.7	(0.3)	903.4
Operating expenses	43.0	13.4	13.9	—	70.3
Depreciation and amortization	10.3	13.9	3.2	—	27.4

Operating Income	20.1	20.4	7.3	—	47.8

Equity (loss) earnings	(1.4)	—	0.6	—	(0.8)
Other - net	0.1	0.1	0.1	—	0.3

Income before interest	$18.8	$20.5	$8.0	$—	$47.3

Depreciation and amortization	10.3	13.9	3.2	—	27.4
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	3.7	—	1.7	—	5.4

Total EBITDA	$32.8	$34.4	$12.9	$—	$80.1

Depreciation and amortization					(27.4)
Interest expense - net					(19.9)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.4)

Net Income					$27.4

Twelve Months Ended December 31, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$279.4	$206.0	$5,476.0	$(3.2)	$5,958.2
Purchases of petroleum products	—	5.9	5,370.3	(3.2)	5,373.0
Operating expenses	165.5	59.9	60.9	—	286.3
Depreciation and amortization (D&A)	43.2	56.6	13.1	—	112.9
Gains on sales of assets	(0.5)	—	(0.6)	—	(1.1)

Operating Income	71.2	83.6	32.3	—	187.1

Equity (loss) earnings	(3.4)	—	29.4	—	26.0
Other - net	0.8	0.1	0.4	—	1.3

Income before interest	$68.6	$83.7	$62.1	$—	$214.4

Depreciation and amortization	43.2	56.6	13.1	—	112.9
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	15.5	—	6.6	—	22.1

Total EBITDA	$127.3	$140.3	$81.8	$—	$349.4
Depreciation and amortization					(112.9)
Interest expense - net					(72.0)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(22.1)

Net Income					$142.4

Twelve Months Ended December 31, 2003	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$266.4	$185.1	$3,806.2	$(1.9)	$4,255.8
Purchases of petroleum products	—	—	3,713.1	(1.9)	3,711.2
Operating expenses	151.1	47.0	57.3	—	255.4
Depreciation and amortization	31.6	57.8	11.3	—	100.7
Gain on sale of assets	—	—	(3.9)	—	(3.9)

Operating Income	83.7	80.3	28.4	—	192.4

Equity (loss) earnings	(4.1)	—	21.0	—	16.9
Other - net	0.3	0.3	0.3	(0.1)	0.8

Income before interest	$79.9	$80.6	$49.7	$(0.1)	$210.1

Depreciation and amortization	31.6	57.8	11.3	—	100.7
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	13.3	—	6.5	—	19.8

Total EBITDA	$124.8	$138.4	$67.5	$(0.1)	$330.6
Depreciation and amortization					(100.7)
Interest expense - net					(84.3)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(19.8)

Net Income					$125.8

TEPPCO Partners, L. P.

Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twelve Months Ended December 31,
	2004	2003
Cash Flows from Operating Activities
Net income	$142.4	$125.8
Gains on sales of assets	(1.1)	(3.9)
Depreciation, working capital and other	125.0	117.4

Net Cash Provided by Operating Activities	266.3	239.3

Cash Flows from Investing Activities:
Proceeds from sale of assets	1.2	8.5
Proceeds from cash investments	—	0.8
Acquisition of additional interest in Centennial Pipeline LLC	—	(20.0)
Acquisition of assets	(3.4)	(27.5)
Investments in Centennial Pipeline LLC	(1.5)	(4.0)
Investments in Mont Belvieu Storage Partners, L.P.	(21.4)	(2.5)
Capital expenditures, net (1)	(164.2)	(140.5)

Net Cash Used in Investing Activities	(189.3)	(185.2)

Cash Flows from Financing Activities:
Issuance of Senior Notes	—	198.6
Proceeds from revolving credit facility	324.2	382.0
Debt issuance costs	—	(3.4)
Payments on revolving credit facility	(181.2)	(604.0)
Issuance of Limited Partner Units, net	—	287.5
Repurchase and retirement of Class B Units	—	(113.8)
Distributions paid	(233.1)	(202.5)

Net Cash Used in Financing Activities	(90.1)	(55.6)

Net Decrease in Cash and Cash Equivalents	(13.1)	(1.5)
Cash and Cash Equivalents — beginning of period	29.5	31.0

Cash and Cash Equivalents — end of period	$16.4	$29.5

Supplemental Information:
Non-cash investing activities:
Net assets transferred to Mont Belvieu Storage Partners, L.P.	$—	$61.0
Interest paid (net of capitalized interest)	$77.5	$79.9

(1)                            Includes capital expenditures for maintaining existing operations of $41.8 million in 2004, and $32.9 million in 2003.

TEPPCO Partners, L. P.

Condensed Balance Sheets (Unaudited)

(In Millions)

	December 31, 2004	December 31, 2003

Assets
Current assets
Cash and cash equivalents	$16.4	$29.5
Other	628.2	423.3

Total current assets	644.6	452.8

Property, plant and equipment - net	1,703.7	1,619.2
Intangible assets (1)	407.4	438.6
Equity investments	373.7	365.3
Other assets	68.3	65.1

Total assets	$3,197.7	$2,941.0

Liabilities and Partners’ Capital

Total current liabilities	$682.4	$475.6

Senior Notes (2)	1,127.2	1,129.7
Other long-term debt	353.0	210.0
Other non-current liabilities	13.7	16.4
Partners’ capital
Accumulated other comprehensive income	—	(2.9)
General partner’s interest (3)	(33.0)	(7.2)
Limited partners’ interests	1,054.4	1,119.4

Total partners’ capital	1,021.4	1,109.3

Total liabilities and partners’ capital	$3,197.7	$2,941.0

(1)       Includes the value of long-term service agreements between TEPPCO and its customers.

(2)       Includes $40.0 million and $42.9 million at Dec. 31, 2004, and 2003, respectively related to fair value hedges.

(3)       Amount does not represent a commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.

OPERATING DATA

(Unaudited - In Millions, Except as Noted)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Downstream Segment:
Barrels Delivered
Refined Products	36.3	39.1	152.4	154.1
LPGs	12.9	12.9	44.0	42.5

Total	49.2	52.0	196.4	196.6

Average Tariff Per Barrel
Refined Products	$0.96	$0.93	$0.97	$0.90
LPGs	2.21	2.26	1.98	2.16

Average System Tariff Per Barrel	$1.29	$1.26	$1.20	$1.17

Upstream Segment:
Margins:
Crude oil transportation	$14.6	$12.5	$55.4	$45.8
Crude oil marketing	5.5	5.1	22.4	22.1
Crude oil terminaling	2.0	2.6	9.4	9.4
LSI	1.8	1.4	6.5	5.4
Total Margin	$23.9	$21.6	$93.7	$82.7

Reconciliation of Margin to Operating Revenue and Operating Expenses:

Sales of petroleum products	$1,656.8	$917.0	$5,426.8	$3,766.7
Transportation - Crude oil	9.0	8.3	37.2	29.1
Purchases of petroleum products	(1,641.9)	(903.7)	(5,370.3)	(3,713.1)
Total Margin	$23.9	$21.6	$93.7	$82.7

Total barrels
Crude oil transportation	25.5	24.9	101.5	95.5
Crude oil marketing	46.1	41.4	177.3	159.7
Crude oil terminaling	23.4	31.5	113.2	115.1

Lubrication oil volume (total gallons):	4.2	2.9	14.0	10.4

Margin per barrel:
Crude oil transportation	$0.571	$0.503	$0.546	$0.479
Crude oil marketing	0.120	0.123	0.127	0.138
Crude oil terminaling	0.085	0.081	0.083	0.082

Lubrication oil margin (per gallon):	$0.438	$0.474	$0.465	$0.514

Midstream Segment (1):
Gathering - Natural Gas - Jonah
Bcf	97.1	82.4	354.5	303.0
Btu (in trillions)	107.3	91.4	392.2	336.0

Average fee per MMBtu	$0.189	$0.194	$0.194	$0.193

Gathering - Natural Gas - Val Verde
Bcf	36.3	37.3	144.5	158.3
Btu (in trillions)	31.2	31.4	122.7	133.1

Average fee per MMBtu	$0.493	$0.535	$0.523	$0.529

Transportation - NGLs
Total barrels	14.3	14.8	59.5	57.9
Margin per barrel	$0.710	$0.712	$0.692	$0.688

Fractionation - NGLs
Total barrels	1.1	1.1	4.1	4.1
Margin per barrel	$1.784	$1.773	$1.797	$1.804

Sales - Condensate
Total barrels (thousands)	17.5	11.4	84.4	63.3
Margin per barrel	$47.23	$30.35	$37.99	$30.25

(1)    Certain 2003 amounts have been reclassified to conform to current 2004 presentation.

TEPPCO Partners, L.P.

Earnings Estimate 2005

Net Income	$160 million - $190 million

Basic Net Income Per Limited Partner Unit	$1.80 - $2.15

Interest Expense, net	$80 million

Depreciation and Amortization Expense (D&A)	$102 million

TEPPCO’s Pro-rata Percentage of Joint Venture Interest Expense and D&A	$23 million

EBITDA	$365 million - $395 million